Pricing Supplement No. 24 dated July 30, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$400,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒
Original Issue Date:	August 6, 2003	Closing Date:	August 6, 2003	CUSIP Number:	78442F BC1
Maturity Date:	August 15, 2008	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:
Redeemable at the option of the Company:	☒ No ☐ Yes	Redemption Price: Redemption Dates:	Not Applicable. Not Applicable.
Repayment at the option of the Holder:	☐ No ☐ Yes	Repayment Price: Repayment Dates:	Not Applicable. Not Applicable.
Applicable to Fixed Rate Notes Only:
Interest Rate: 3.95%	Interest Payment Dates:	Each February 15th and August 15th during the term of the Notes, beginning February 16, 2004, subject to adjustment in accordance with the following business day convention.
Interest Accrual Method: 30/360	Interest Periods:
From and including the Closing Date, or the previous February 15th or August 15th, as the case may be, to and including the next succeeding February 14th or August 14th, as the case may be, with no adjustment to period end dates for accrual purposes.

Deutsche Bank Securities	JPMorgan
Joint Book-Running Managers

Banc of America Securities LLC	Banc One Capital Markets, Inc.
Barclays Capital	Credit Suisse First Boston
Lehman Brothers	Wachovia Capital Markets
Co-Managers

July 30, 2003

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
J.P. Morgan Securities Inc.	$150,000,000.00
Deutsche Bank Securities Inc.	150,000,000.00
Banc of America Securities LLC	16,666,000.00
Banc One Capital Markets, Inc.	16,666,000.00
Barclays Capital Inc.	16,667,000.00
Credit Suisse First Boston LLC	16,667,000.00
Lehman Brothers Inc.	16,667,000.00
Wachovia Capital Markets, LLC	16,667,000.00

Total	$400,000,000.00
Issue Price:	99.967%.
Agents' Commission:	0.350%.
Net Proceeds:	$398,468,000.
Concession:	0.200%.
Reallowance:	0.125%.
CUSIP Number:	78442F BC1.
ISIN Number:	US78442F BC14.

An affiliate of one of the underwriters has entered into a swap transaction with the issuer in connection with the Notes.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.